                                                                      EXHIBIT 12


                             SCHOLASTIC CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)



                                      THREE MONTHS
                                         ENDED
                                       AUGUST 31,            TWELVE MONTHS ENDED MAY 31,
                                      ------------    -----------------------------------------
                                          1996        1996     1995     1994     1993     1992
                                      ------------    -----    -----    -----    -----    -----
Earnings:
  Pretax earnings from continuing
     operations....................      ($22.6)      $46.7    $62.3    $52.7    $46.8    $21.6
  Fixed charges....................         5.3        18.4     11.8      7.8      6.6     15.5
                                      ------------    -----    -----    -----    -----    -----
  Earnings.........................      ($17.3)      $65.1    $74.1    $60.5    $53.4    $37.1
                                      ============    =====    =====    =====    =====    =====

Fixed Charges:
  Interest Expense.................      $  3.4       $11.4    $ 6.1    $ 3.0    $ 2.8    $12.0
  Interest factor, included in
     rentals.......................         1.9         7.0      5.7      4.8      3.8      3.5
                                      ------------    -----    -----    -----    -----    -----
  Fixed Charges....................      $  5.3       $18.4    $11.8    $ 7.8    $ 6.6    $15.5
                                      ============    =====    =====    =====    =====    =====

Ratio of earnings to fixed
  charges..........................            (a)     3.54(b)  6.26     7.74     8.06     2.39(c)
                                      ============    =====    =====    =====    =====    =====


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(a) Earnings did not cover fixed charges by $22.6 million for the three months ended August 31, 1996. The Company's first fiscal quarter historically produces an operating loss due to higher expenses without accompanying revenues during the summer months.



(b) Includes a non-recurring charge of $24.3 million pretax relating to the impairment of certain assets.

    Excluding this charge, the ratio of earnings to fixed charges would have been 4.86.



(c) Includes a provision for non-recurring charges of $10.3 million pretax related to the relocation of the New York staff and the restructuring of the Company's financial commitment for theatrical motion picture productions. Excluding these charges, the ratio of earnings to fixed charges would have been 3.05.